Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:
Media:
Erin Wendell
Under Armour, Inc.
ewendell@underarmour.com
Tel: 410.454.6570

Investors:

Tom Shaw, CFA

Under Armour, Inc.

Tel: 410.843.7676

UNDER ARMOUR REALIGNS SENIOR EXECUTIVE TEAM TO OPTIMIZE GROWTH

Wayne Marino Announces Retirement, Kip Fulks Appointed Chief Operating Officer

Baltimore, MD, (September 6, 2011) – Under Armour, Inc. (NYSE:UA) announced today that Wayne Marino is retiring as Chief Operating Officer of the company. Mr. Marino will transition his areas of responsibility over the next six months and will remain on the executive team. In nearly eight years of service with Under Armour, as Chief Operating Officer and previously as Chief Financial Officer, Mr. Marino has played a lead role in building a foundation for sustainable growth and in guiding the company past the $1 billion revenue threshold. As part of a series of moves designed to enhance Under Armour’s management team and to optimize the growth of the Brand, Under Armour veteran, Kip Fulks has assumed additional responsibilities and has been appointed Chief Operating Officer, effective immediately.

Mr. Fulks was most recently Executive Vice President of Product, overseeing the company’s apparel, footwear and accessories products. As COO, Mr. Fulks will continue to oversee the design and development of the company’s products, and will add to his responsibilities the oversight of the company’s sourcing and information technology areas.

“Wayne has made significant contributions to the Under Armour Brand and has been a true leader in the development of an operational platform to support a multi-billion dollar global business. I value our friendship and partnership over the years and thank him for his unwavering commitment and service to the Brand,” said Kevin Plank, CEO and Founder of Under Armour. Plank continued, “I have asked Kip, a tested leader at our company with great instincts and proven results in managing growth in product and supply chain, to take on additional responsibility and further align our product and sourcing areas to take the Brand and our business to the next level.”

Mr. Fulks will initiate the search for additional senior management personnel, beginning with the newly-created Chief Supply Chain Officer position. “As we continue to deliver best in class product our supply chain is a key priority for the Brand. We will be searching for a newly created position of Chief Supply Chain Officer to lead that critical function. This position will oversee our sourcing, logistics, and distribution functions and be tasked with continuing to build the foundation for supporting a multi-billion dollar global business,” said Mr. Fulks.

Under Armour also has established the role of Chief Performance Officer, appointing Under Armour Board member Chip Adams to this new executive position with primary responsibility for the development of company-wide business strategy and organizational alignment and processes. As a founder of Rosewood Capital, Mr. Adams has in-depth strategic management experience and has been instrumental in spearheading overall strategy for Under Armour in several key areas over the past two years. Mr. Adams will continue as a member of the Board of Directors.

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Other notable executive developments for the company include the promotion of Adam Peake to Senior Vice President of U.S. Sales, assuming leadership of U.S. Sales for the Brand including apparel, footwear and accessories. Mr. Peake previously served in various Sales leadership positions.

“The new leadership positions and alignment of our business solidify Under Armour’s foundation for long-term success and demonstrate our commitment to delivering best-in-class product as we strive to empower athletes everywhere,” added Mr. Plank.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.ua.com.

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